Spark Networks(R) Reports Fourth Quarter Financial Results

LOS ANGELES, CA -- (Marketwired - March 05, 2015) - Spark Networks, Inc. (NYSE MKT: LOV)

  Total contribution(1) of $9.1 million, highest since Q1 2009
  Adjusted EBITDA(2) of $4.1 million, highest since Q3 2008
  Net income of $3.9 million, highest since Q4 2007

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating iconic, niche-focused brands and communities that help individuals make life-long relationships with others that share their interests and values, today reported financial results for the fourth quarter and full year ended December 31, 2014.

Financial Highlights

                                 Q4 2013         Q3 2014         Q4 2014
                             --------------- --------------- ---------------
    Revenue                    $17.2 Million   $15.0 Million   $14.3 Million
    Contribution                $4.3 Million    $9.0 Million    $9.1 Million
    Adjusted EBITDA           $(2.8) Million    $2.5 million    $4.1 million
    Net (Loss) Income         $(3.5) Million  $(1.0) Million    $3.9 Million
    Cash Balance               $14.7 Million    $9.3 Million   $11.7 Million
    Avg. Paying Subs(3)              292,760         257,679         227,874
    ARPU                              $18.54          $18.33          $19.47

Financial Results
Revenue in the fourth quarter of 2014 was $14.3 million, a decrease of 17% compared to the year ago period, and a 5% decrease from the prior quarter. The year over year decrease was primarily driven by a 22% decrease in average paying subscribers(3), reflecting a 27% and 12% decrease in average paying subscribers for the Christian and Jewish Networks segments, respectively. The sequential decrease was primarily driven by a 15% and 4% decrease in average paying subscribers for the Christian and Jewish Networks segments, respectively. Full year 2014 revenue was $61.6 million, an 11% decrease compared to 2013. The decrease was primarily driven by a 12% decline in average paying subscribers, reflecting a 12% and 8% decrease in average paying subscribers for the Christian and Jewish Networks segments, respectively.

Direct marketing expenses in the fourth quarter of 2014 were $5.1 million, a decrease of 60% compared to the year-ago period and a 15% decrease compared to the prior quarter. Christian Networks accounted for the majority of the decrease, reflecting the Company's strategy to reduce and reallocate direct marketing investments in the segment. Full year 2014 direct marketing expenses were $30 million, a decrease of 41%, reflecting a 44% reduction in direct marketing expenses for the Christian Networks segment.

Contribution in the fourth quarter of 2014 was $9.1 million, an increase of 113% compared to the year ago period and a 2% increase compared to the prior quarter. Christian Networks was the primary driver with improved marketing efficiency and a better mix within our paying subscriber base. Full year 2014 contribution was $31.2 million, an 80% year-over-year increase, reflecting a $16.9 million increase in Christian Networks contribution. Christian Networks contribution for the quarter and full year, were positive in 2014, for the first time since the third quarter and full year of 2010, respectively.

Excluding direct marketing expenses, cost and expenses in the fourth quarter of 2014 were $5.9 million, a decrease of 24% compared to the year ago period. The decrease is a combination of lower sales and marketing expenses, and general and administrative expenses, primarily reflecting the impact of the Company's expense reduction and improved efficiency program announced in the third quarter of 2014. Excluding direct marketing expenses and non-recurring items, full year 2014 cost and expenses decreased 2% to $28.9 million compared to 2013. During 2014, the Company incurred one-time expenses totaling $3.3 million, comprised of approximately $1.3 million of severance costs and $2.0 million of proxy contest costs.

Net income in the fourth quarter of 2014 was $3.9 million, or $0.16 per share, compared to a net loss of $(3.5) million, or $(0.15) per share, in the year ago period and $(969,000), or $(0.04) per share, in the prior quarter. Full year 2014 net loss was $(1.1) million, or $(0.05) per share, compared to a net loss of $(12.4) million, or $(0.54) per share, in 2013.

Adjusted EBITDA in the fourth quarter of 2014 was $4.1 million compared to a loss of $(2.8) million in the year ago period and income of $2.5 million (excluding non-recurring charges) in the prior quarter. Excluding the aforementioned non-recurring expenses, full year 2014 Adjusted EBITDA was income of $5.5 million, compared to a loss of $(9.1) million in 2013.

Total average paying subscribers in the fourth quarter of 2014 were 227,874, a decrease of 22% compared to the year ago period, and a decrease of 12% from the prior quarter. Christian Networks average paying subscribers were 141,188 in the fourth quarter of 2014, a 27% decrease compared to the year-ago period and a 15% decrease compared to the prior quarter. Jewish Networks average paying subscribers were 73,429, a 12% decrease compared to the year-ago period and a 4% decrease compared to the prior quarter. Other Networks average paying subscribers were 13,257, a 23% decrease compared to the year-ago period and a 7% decrease compared to the prior quarter. For the full year 2014 average paying subscribers were 261,734, a 12% decrease compared to 2013.

Balance Sheet, Cash, Debt
As of December 31, 2014, the company had cash and cash equivalents of $11.7 million, a decrease of 21% from $14.7 million at December 31, 2013. As of December 31, 2014, the company had no outstanding debt.

Commentary and Outlook
Chief Executive Officer Michael Egan stated, "We are now in the "walk" phase of our "crawl, walk, run" plan. The second half of 2014 was a significant adjustment for the company as we focused our efforts on improved marketing and corporate efficiency. The first half of 2015, alongside continual operational improvement, is primarily about bringing on the talent and resources we require to fine tune and to begin to implement our growth plans. We are well on our way. For the second half of 2015, our "run" plan is to reinvigorate profitable subscriber growth by year end.

"We plan to accomplish this by first investing in our product and technology to become more nimble and provide our members with valuable new features and services. Secondly, we will continue optimizing our marketing, exploring alternative acquisition channels that are unique to our communities, and incorporating deeper data analysis to ensure that we find and retain our members at more profitable levels. Finally, we will be evolving our member service model so that we can better ensure that our ChristianMingle and JDate members succeed in finding their true, long-term partners.

"It is important to note that given the long-tail nature of our business, both a portion of our 2014 second half profitability, and much of the decline in revenue and membership that we have seen and will continue to see for a little while longer, is the result of the historical customer cohorts that were acquired via aggressive and unprofitable marketing strategies. As this wave flattens, we anticipate we will experience our trough subscriber count in the first quarter 2015, in line with previously released guidance. We anticipate trough revenue will occur in the second quarter 2015, with sequential quarterly improvement thereafter."

                            SPARK NETWORKS, INC.
                     SEGMENT(4) RESULTS FROM OPERATIONS
           (in thousands except subscriber and ARPU information)

                                                                     Q4 '14
                                                                       v.
                      Q4 2013   Q1 2014   Q2 2014  Q3 2014  Q4 2014  Q4 '13
                     --------  --------  -------- -------- -------- -------

Net Revenue
Jewish Networks      $  6,444  $  6,124  $  5,895 $  5,724 $  5,502   -14.6%
Christian Networks      9,989     9,789     9,199    8,672    8,215   -17.8%
Other Networks            667       610       570      533      504   -24.4%
Offline & Other
 Businesses               104        93        93       79       43   -58.7%
                     --------  --------  -------- -------- -------- -------
  Total Net Revenue  $ 17,204  $ 16,616  $ 15,757 $ 15,008 $ 14,264   -17.1%

Direct Mktg. Exp.
Jewish Networks      $    991  $  1,115  $    693 $    628 $    684   -31.0%
Christian Networks     11,769    10,104     7,073    5,293    4,325   -63.3%
Other Networks            121       142       115      107      116    -4.1%
Offline & Other
 Businesses                36        25        28       19        4   -88.9%
                     --------  --------  -------- -------- -------- -------
  Total Direct Mktg.
   Exp.              $ 12,917  $ 11,386  $  7,909 $  6,047 $  5,129   -60.3%

Contribution
Jewish Networks      $  5,453  $  5,009  $  5,202 $  5,096 $  4,818   -11.6%
Christian Networks     (1,780)     (315)    2,126    3,379    3,890      NM
Other Networks            546       468       455      426      388   -28.9%
Offline & Other
 Businesses                68        68        65       60       39   -42.6%
                     --------  --------  -------- -------- -------- -------
  Total Contribution $  4,287  $  5,230  $  7,848 $  8,961 $  9,135   113.1%

Average Paying Subs.
Jewish Networks        83,175    80,395    78,856   76,481   73,429   -11.7%
Christian Networks    192,349   189,251   181,062  166,908  141,188   -26.6%
Other Networks         17,236    16,396    15,427   14,290   13,257   -23.1%
                     --------  --------  -------- -------- -------- -------
  Total Avg. Paying
   Subs.(5)           292,760   286,042   275,345  257,679  227,874   -22.2%
ARPU
Jewish Networks      $  25.34  $  24.87  $  24.43 $  24.53 $  24.44    -3.6%
Christian Networks      16.14     16.19     15.64    16.01    17.57     8.8%
Other Networks          12.44     12.08     11.97    12.11    12.27    -1.3%
                     --------  --------  -------- -------- -------- -------
  Total ARPU(6)      $  18.54  $  18.40  $  17.95 $  18.33 $  19.47     5.0%

               Distribution of New Subscription Purchases(7)

                                Q4 2013  Q1 2014  Q2 2014  Q3 2014  Q4 2014
                                -------  -------  -------  -------  -------

Jewish Networks
  1 month plans                    39.9%    39.5%    40.4%    38.5%    41.4%
  3 month plans                    26.2%    26.7%    23.6%    24.9%    24.3%
  6 month plans                    33.9%    33.8%    36.0%    36.6%    34.3%
                                -------  -------  -------  -------  -------
                                  100.0%   100.0%   100.0%   100.0%   100.0%

Christian Networks
  1 month plans                    43.5%    44.4%    44.8%    50.6%    53.7%
  3 month plans                    25.9%    21.7%    18.6%    20.8%    20.7%
  6 month plans                    30.6%    33.9%    36.6%    28.6%    25.6%
                                -------  -------  -------  -------  -------
                                  100.0%   100.0%   100.0%   100.0%   100.0%

Other Networks
  1 month plans                    57.5%    57.9%    55.4%    58.6%    59.2%
  3 month plans                    12.8%    13.2%    12.7%    12.2%    11.0%
  6 month plans                    29.7%    28.9%    31.9%    29.2%    29.8%
                                -------  -------  -------  -------  -------
                                  100.0%   100.0%   100.0%   100.0%   100.0%

                                  Composition of Average Paying Subscriber
                                                  Base(8)
                                -------------------------------------------

                                Q4 2013  Q1 2014  Q2 2014  Q3 2014  Q4 2014
                                -------  -------  -------  -------  -------

Jewish Networks
First Time Subscribers             24.2%    23.1%    22.4%    21.9%    22.4%
Winback Subscribers                29.9%    29.3%    29.8%    29.5%    29.2%
Renewal Subscribers                45.9%    47.6%    47.8%    48.6%    48.4%
                                -------  -------  -------  -------  -------
Total                             100.0%   100.0%   100.0%   100.0%   100.0%

Christian Networks
First Time Subscribers             52.0%    49.1%    45.8%    42.7%    38.0%
Winback Subscribers                18.9%    19.3%    19.9%    20.5%    19.7%
Renewal Subscribers                29.1%    31.6%    34.3%    36.8%    42.3%
                                -------  -------  -------  -------  -------
Total                             100.0%   100.0%   100.0%   100.0%   100.0%

Other Networks
First Time Subscribers             31.8%    32.1%    32.2%    31.2%    30.6%
Winback Subscribers                24.2%    23.2%    23.1%    22.6%    21.8%
Renewal Subscribers                44.0%    44.7%    44.7%    46.2%    47.6%
                                -------  -------  -------  -------  -------
Total                             100.0%   100.0%   100.0%   100.0%   100.0%

Investor Conference Call
The company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-705-6003
International: 1-201-493-6725

In addition, the company will host a webcast of the call which will be accessible in the Investor Relations section of the company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until March 19, 2015.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 13601876

Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring proxy contest costs and severance expense.

(3) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(4) In accordance with Segment Reporting guidance, the company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) Total Average Paying Subscribers excludes results from the company's HurryDate business due to its relative size.

(6) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the company's HurryDate business due to its relative size.

(7) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(8) Represents the type of subscriber comprising the average paying subscribers in that period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the company for that reporting segment.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                 December 31,  December 31,
                                                 ------------  ------------
                                                     2013          2014
                                                 ------------  ------------
Assets
Current assets:
  Cash and cash equivalents                      $     14,723  $     11,696
  Restricted cash                                       1,296         1,056
  Accounts receivable                                   1,569         1,308
  Deferred tax asset - current                             10            11
  Prepaid expenses and other                            1,787         1,516
                                                 ------------  ------------
    Total current assets                               19,385        15,587
Property and equipment, net                             3,901         4,072
Goodwill                                                9,305         8,575
Intangible assets, net                                  2,269         2,469
Deferred tax asset - non-current                          186            68
Deposits and other assets                                 208           234
                                                 ------------  ------------
    Total assets                                 $     35,254  $     31,005
                                                 ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $      1,516  $      1,300
  Accrued liabilities                                   5,761         3,948
  Deferred revenue                                      8,830         7,092
  Deferred tax liability - current portion                526           496
                                                 ------------  ------------
    Total current liabilities                          16,633        12,836
Deferred tax liability                                  1,781         1,607
Other liabilities                                       1,717           807
                                                 ------------  ------------
    Total liabilities                                  20,131        15,250
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of 100,000,000
 shares of Common Stock, $0.001 par value;
 issued and outstanding: 24,001,937 and
 24,556,182 shares at December 31, 2013 and
 2014, respectively:                                       24            25
  Additional paid-in-capital                           70,747        72,522
  Accumulated other comprehensive income                  776           759
  Accumulated deficit                                 (56,424)      (57,551)
                                                 ------------  ------------
  Total stockholders' equity                           15,123        15,755
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $     35,254  $     31,005
                                                 ============  ============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                           Three Months Ended
                              December 31,       Years Ended December 31,
                           ------------------  ----------------------------
                             2013      2014      2012      2013      2014
                           --------  --------  --------  --------  --------

Revenue                    $ 17,204  $ 14,264  $ 61,743  $ 69,409  $ 61,645

Cost and expenses:
  Cost of revenue
   (exclusive of
   depreciation shown
   separately below)         13,911     6,087    49,216    55,958    34,321
  Sales and marketing         1,629       828     3,991     5,601     5,127
  Customer service              765       749     2,534     2,902     3,038
  Technical operations          280       213     1,363     1,167     1,130
  Development                   799       801     3,346     3,129     3,446
  General and
   administrative             2,790     1,828     8,787    10,494    13,300
  Depreciation                  533       495     1,673     1,987     2,053
  Amortization of
   intangible assets             10        10        13        20        40
  Impairment of goodwill,
   long-lived assets and
   other assets                   -        25         -       265       128
                           --------  --------  --------  --------  --------
Total cost and expenses      20,717    11,036    70,923    81,523    62,583

Operating (loss) income      (3,513)    3,228    (9,180)  (12,114)     (938)
Interest (income) expense
 and other, net                 (56)      241      (238)     (229)      564
                           --------  --------  --------  --------  --------
(Loss) income before
 income taxes                (3,457)    2,987    (8,942)  (11,885)   (1,502)
Provision for income taxes       92      (882)    6,047       495      (375)
                           --------  --------  --------  --------  --------
Net (loss) income          $ (3,549) $  3,869  $(14,989) $(12,380) $ (1,127)
                           ========  ========  ========  ========  ========
Net (loss) income per
 share-- basic and diluted $  (0.15) $   0.16  $  (0.72) $  (0.54) $ ($0.05)
                           ========  ========  ========  ========  ========
Weighted average shares
 outstanding - basic         23,938    24,425    20,781    22,795    24,064
Weighted average shares
 outstanding - diluted       23,938    24,634    20,781    22,795    24,064

 Stock-based compensation:
      (in thousands)

                           Three Months Ended
                               December 31,       Year Ended December 31,
                           ------------------- -----------------------------
                              2013      2014      2012      2013      2014
                           --------- --------- --------- --------- ---------
Cost of revenue            $       - $       - $       8 $       - $       3
Sales and marketing               38        11        76       145       110
Customer service                   -         -         2         -         -
Technical operations               -         -       118         4         -
Development                        -         -        42        10         -
General and administrative       153       322       567       608       833

   Reconciliation of Net
 (Loss) Income to Adjusted
          EBITDA:
                           Three Months Ended
      (in thousands)          December 31,       Years Ended December 31,
                           ------------------  ----------------------------
                             2013      2014      2012      2013      2014
                           --------  --------  --------  --------  --------

Net (loss) income          $ (3,549) $  3,869  $(14,989) $(12,380) $ (1,127)
Interest expense                 18        12        59        71        48
Tax provision (benefit)          92      (882)    6,047       495      (375)
Depreciation                    533       495     1,673     1,987     2,053
Amortization                     10        10        13        20        40
                           --------  --------  --------  --------  --------
EBITDA                       (2,896)    3,504    (7,197)   (9,807)      639
Stock-based compensation        191       333       813       767       946
Impairment of long-lived
 assets and other assets          -        25         -       265       128
Non-cash currency
 translation adjustments        (82)      234      (124)     (297)      518
Non-recurring proxy and
 severance                        -         -         -         -     3,308
Non-repetitive property
 possession                       -         -      (151)        -         -
                           --------  --------  --------  --------  --------
Adjusted EBITDA            $ (2,787) $  4,096  $ (6,659) $ (9,072) $  5,539
                           ========  ========  ========  ========  ========

For More Information
Investors:
Robert O'Hare
rohare@spark.net